Exhibit 1.1

franchise group, inc.

AMENDMENT NO. 1 TO uNdErWriTiNg AGREEMENT

July 25, 2020

B. Riley FBR, Inc.

As representative of the several Underwriters

c/o B. Riley FBR, Inc.

299 Park Avenue, 21st Floor

New York, New York 10171

Ladies and Gentlemen:

Reference is hereby made to that certain Underwriting Agreement, dated as of June 25, 2020 (the “Underwriting Agreement”), by and between Franchise Group, Inc., a Delaware corporation (the “Company”), and B. Riley FBR, Inc. (“B. Riley FBR”), as representative of the several underwriters named on Schedule I of the Underwriting Agreement (together with B. Riley FBR, the “Underwriters”). Capitalized terms used but not otherwise defined in this amendment to the Underwriting Agreement (this “Amendment No. 1”) shall have the meanings ascribed to such terms in the Underwriting Agreement.

In consideration of the mutual promises and agreements contained in this Amendment No. 1, and for other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the undersigned hereby agree as follows:

1.                The second paragraph of Section 2 of the Underwriting Agreement is deleted and replaced in its entirety with the following:

“On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Underwriters the Additional Shares, and the Underwriters shall have the right to purchase, severally and not jointly, up to 630,000 Additional Shares at the Purchase Price, provided, however, that the amount paid by the Underwriters for any Additional Shares shall be reduced by an amount per share equal to any dividends declared by the Company and payable on the Firm Shares but not payable on such Additional Shares. B. Riley FBR may exercise this right on behalf of the Underwriters in whole or from time to time in part by giving written notice not later than 35 days after the date of this Agreement. Any exercise notice shall specify the number of Additional Shares to be purchased by the Underwriters and the date on which such shares are to be purchased. Each purchase date must be at least one business day after the written notice is given and may not be earlier than the closing date for the Firm Shares or later than ten business days after the date of such notice. Additional Shares may be purchased as provided in Section 4 hereof solely for the purpose of covering sales of shares in excess of the number of the Firm Shares. On each day, if any, that Additional Shares are to be purchased (an “Option Closing Date”), each Underwriter agrees, severally and not jointly, to purchase the number of Additional Shares (subject to such adjustments to eliminate fractional shares as B. Riley FBR may determine) that bears the same proportion to the total number of Additional Shares to be purchased on such Option Closing Date as the number of Firm Shares set forth in Schedule I hereto opposite the name of such Underwriter bears to the total number of Firm Shares.”

2.                   Except as specifically set forth herein, all other provisions of the Underwriting Agreement shall remain in full force and effect without modification.

3.                   This Amendment No. 1 together with the Underwriting Agreement (including all schedules and exhibits attached hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Underwriting Agreement to the “Agreement” shall mean the Underwriting Agreement as amended by this Amendment No. 1; provided, however, that all references to “date of this Agreement” in the Underwriting Agreement shall continue to refer to the date of the Underwriting Agreement.

4.                   This Amendment No. 1 shall be governed by, and construed in accordance with, the internal laws of the State of New York.

5.                   This Amendment No. 1 may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and the Underwriters, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Underwriting Agreement between the Company and the Underwriters.

Very truly yours,
FRANCHISE GROUP, INC.
By:	/s/ Andrew F. Kaminsky
Name:	Andrew F. Kaminsky
Title:	Executive Vice President and Chief Administrative Officer

ACCEPTED as of the date first-above written: b. riley fbr, inc. For themselves and as Representative of the several underwriters named on Schedule I of the Underwriting Agreement
By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:	Co-Head of Investment Banking

[Signature page to Amendment No. 1 to Underwriting Agreement]